Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 13, 2024, with respect to the consolidated financial statements of GLAMOORE Capital Group Company Limited, as of and for the years ended March 31, 2024 and 2023 and our report dated November 16, 2023, with respect to the consolidated financial statements of Grand Moore Capital Limited, as of and for the years ended March 31, 2023 and 2022 in this Registration Statement on Form F-1 and the related Prospectus of GLAMOORE Capital Group Company Limited filed with the Securities and Exchange Commission.

Audit Alliance LLP

Singapore

July 14, 2025